Exhibit 10.11

ACUSHNET COMPANY

AMENDED AND RESTATED TRUST AGREEMENT

This Agreement made this 31st day of August 2016 by and between ACUSHNET COMPANY, A Delaware Corporation (the “Company”) and THE NORTHERN TRUST COMPANY (Trustee), is an amendment and restatement of the Acushnet Company Trust Agreement dated June 1, 2001 (the “Original Agreement”);

(a)  WHEREAS, Company has adopted the non-qualified deferred compensation plan(s) (the “Plan(s)”) as listed in Appendix A, which may be revised by Company from time to time to add more Plans by delivering to Trustee a new Appendix A without requiring an amendment of the Trust Agreement.

(b)  WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) with respect to the individuals participating in such Plan(s);

(c)  WHEREAS, Company established the Original Agreement and irrevocably contributed assets to the Trust Fund, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

(d)  WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

(e)  WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1.  ESTABLISHMENT OF TRUST

(a)  Company shall deliver funds to Trustee from time to time to be held hereunder and which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  All assets subject to this Agreement shall constitute the “Trust Fund”.

(b)  The Trust hereby established shall be irrevocable.

(c)  The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)  The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth.  Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company.  Any assets held by the Trustee will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency as defined in Section 3(a) herein.

(e)  Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.  Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Plan(s).  Notwithstanding the foregoing, the Company shall not make any contributions to the Trust: (a) in connection with a change in the financial health of the Company or an affiliate; or (b) during any restricted period with respect to a qualified defined benefit plan maintained by the Company or an affiliate.  To avoid adverse tax consequences to Plan participants, if the Company or an affiliate makes a contribution or deposit to the Trust during a period that is later determined to be a restricted period, the Trustee shall remit such contribution or deposit back to the Company as soon as practicable after notification by the Company of the prohibited contribution or deposit to the extent such remittal would ameliorate any adverse tax consequences.  For the avoidance of doubt, the Trustee shall have no duty to (i) monitor such contributions; or (ii) determine the potential tax consequences related to a contribution.

(f)  Upon a Change of Control occurring after the effective date and adoption of this amended and restated Trust Agreement, the Company shall, as soon as possible (but in no event longer than 90 (ninety) days following the Change of Control, as defined in Section 13(d) herein), irrevocably contribute to the Trust an amount that, when added to the existing Trust assets, is sufficient to pay the then current Plan participants or beneficiaries, which shall not be less than the present value of the benefits that would be due to such Plan participants and beneficiaries under the Plan as of the date of such Change of Control, less the value of amounts contributed to another trust with respect to any Participant in connection with the Plan.  Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Plan(s).

SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

(a)  Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect to each Plan participant (and his or her beneficiaries), that provides directions to Trustee regarding the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts.  Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule (and such

Payment Schedule may include instructions to the Trustee to distribute the assets of the Trust to Plan participants in accordance with a third party’s allocation of Trust assets among certain record keeping accounts held with such third party for a Plan participant).  Company shall have the sole responsibility for all tax withholding filings and reports.  Trustee shall withhold such amounts from distributions as Company directs and shall follow the instructions of Company with respect to remission of such withheld amounts to appropriate governmental authorities and related reporting and filings.

(b)  The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

(c)  Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s).  Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries.  If Company pays or will pay benefits that are otherwise payable by the Trust, Company may direct the Trustee to distribute the amount of such benefit payments to Company.  Trustee shall be entitled to rely conclusively upon Company’s written certification that such benefit payments have been or will be made by Company.

(d)  In addition, if the principal of the Trust and any earnings thereon are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due.  Trustee shall notify Company where principal and earnings are not sufficient to make a payment then due under the Payment Schedule.

SECTION 3.  TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

(a)  Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent, subject to the provisions of Section 3(b) below.  Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)  At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)  The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency.  If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)  Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.  In no event shall “actual knowledge” be deemed to include knowledge of Company’s credit status held by banking officers or banking employees of The Northern Trust Company which has not been communicated to the trust department of Trustee.  Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by Trustee under this Section 3.  In such event, Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

(3)  If at any time the Board of Directors or the CEO of Company notifies Trustee or Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

(4)  Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent) or pursuant to an order from the U.S. Bankruptcy Court or other court of competent jurisdiction.

(c)  Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance, to the extent not inconsistent with an order from the U.S. Bankruptcy Court or other court of competent jurisdiction, shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be modified by Company as necessary to comply with the provisions of this paragraph (c).

SECTION 4.  PAYMENTS TO COMPANY

Except as provided in Sections 2(c) and 3, hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s). Trustee shall be entitled to rely conclusively upon Company’s written certification that all such payments have been made.

SECTION 5.  INVESTMENT AUTHORITY.

(a)  Company may direct Trustee in writing to segregate all or any portion of the Trust Fund into one or more separate accounts to be managed by Company or an investment manager appointed by Company (each a “Separate Account”).  In addition, Company may direct Trustee in writing to open one or more separate accounts to be managed by Trustee, with Trustee’s written consent (each a “Trustee Investment Account”).  Each Trustee Investment Account and any Separate Account shall be established by Trustee at the direction of Company, and Company shall direct Trustee with respect to any transfer of assets between a Trustee Investment Account and a Separate Account or among the Separate Accounts, provided that no asset shall be allocated or transferred to a Trustee Investment Account without Trustee’s written consent.  Company or an investment manager shall have investment responsibility for any assets of the Trust Fund not otherwise allocated to a Separate Account or a Trustee Investment Account, and such assets shall be deemed a Separate Account for which the Company or an investment manager has investment responsibility pursuant to this Section 5.

(b)  With respect to each Separate Account, Company may appoint or remove an investment manager.  Company shall have investment responsibility for assets held in any Separate Account for which an investment manager has not been retained, has been removed, or is for any reason unwilling or unable to act.  Trustee shall have no investment responsibility for any assets allocated to a Separate Account, and shall act with respect thereto as directed by the investment manager or Company, as applicable.  Trustee shall not make any investment review of, or consider the propriety of holding or selling, or vote any assets held in a Separate Account; provided, however, that if Trustee shall not have received contrary instructions from Company or an applicable investment manager, Trustee shall invest for short term purposes any cash in a Separate Account in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury bills, commercial paper, bankers’ acceptances and certificates of deposit, and undivided interests or participations therein, and participations in regulated investment companies for which Trustee or its affiliate is the adviser

(c)  Subject to such written investment guidelines as shall be issued to Trustee from time to time by Company (“Investment Guidelines”), and its general duties described in Section 8, Trustee shall have investment responsibility for any assets of the Trust Fund allocated to a Trustee Investment Account.  With respect to each Trustee Investment Account, Trustee may delegate all or any powers of management, control, and disposition for all or any portion of the assets held in such Trustee Investment Account.  Subject to the applicable Investment Guidelines, Trustee or its delegee (as applicable) may invest and reinvest Trust Investment Account assets in property of any kind; provided, however, that in no event may Trustee or its delegee (as applicable), in the exercise of any discretionary investment authority granted to it under this Section 5, invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

(d)  The Trustee is authorized, but shall not be obligated, to credit the applicable Separate Account provisionally on the payable date with interest, dividends, distributions, redemptions or other amounts due; otherwise, such amounts will be credited to the Separate Account on the date such amounts are actually received by the Trustee and reconciled to the Separate Account.  In cases where the Trustee has credited the applicable Separate Account with such amount prior to actual collection and reconciliation, the Trustee may reverse such credit as of the payable date if and to the extent that it does not receive such amounts in the ordinary course of business.  The Trustee is also authorized, but shall not be obligated, to advance its own funds to complete transactions in cases where adequate funds may not otherwise be available to the applicable Separate Account.  The Trustee shall be entitled to recover on demand such provisional credit or advancement of funds plus its fee, applicable from time to time, incurred in connection with such provisional credit or advancement.

(e)  Any decision to effect a provisional credit or an advancement of the Trustee’s own funds to a Separate Account pursuant to this agreement will be an accommodation granted entirely at the Trustee’s option and in light of the particular circumstances, which circumstances may involve conditions in different countries, markets and classes of assets at different times. All amounts thus due to the Trustee under this agreement with respect to a provisional credit or advancement of the Trustee’s own funds to the Separate Account shall be paid by the Trustee from the Trust Fund unless otherwise paid by the Company on a timely basis.

SECTION 6.  DISPOSITION OF INCOME.

During the term of this Trust, all income received by the Trust, net of expenses and taxes (to the extent not paid directly by the Company), shall be accumulated and reinvested.

SECTION 7.  ACCOUNTING BY TRUSTEE.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within one hundred twenty (120) days following the close of each calendar year and within ninety (90) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.  In the absence of the filing in writing with Trustee by Company of exceptions or objections to any such account within 90 days following the receipt of such accounting, Company shall be deemed to have approved such account; in such case, or upon the written approval by Company of any such account, Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction.  Trustee may conclusively rely on determinations of Company of valuations for assets of the Trust for which Trustee deems there to be no readily determinable fair market value and on determinations of the issuing insurance company of valuations for insurance contracts/policies.

SECTION 8.  RESPONSIBILITY OF TRUSTEE.

(a)  Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company or an investment manager as contemplated herein.  In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)  Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(c)  Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy and shall act with respect to any such policy only as directed by Company.

(d)  Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(e)  Company (which has the authority to do so under the laws of its state of incorporation) shall indemnify The Northern Trust Company, and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys’ fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by The Northern Trust Company at any time (1) by reason of its carrying out its responsibilities or providing services under this Trust Agreement, or its status as Trustee, or by reason of any act or failure to act under this Trust Agreement, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee’s negligence or willful misconduct in the performance of responsibilities specifically allocated to it under the Trust Agreement, or (2) by reason of the Trust’s failure to qualify as a grantor trust under the IRS grantor trust rules or the Plan’s failure to qualify as an excess benefit or top-hat plan exempt from all or Parts 2, 3, and 4 of Title 1 of the Employee Retirement Income Security Act.  This paragraph shall survive the termination of this Trust Agreement.

(f)  Trustee shall not be liable for any delay in performance, or non-performance, of any obligation hereunder to the extent that the same is due to forces beyond Trustee’s reasonable control, including but not limited to any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God; provided that Trustee shall maintain business continuity procedures and plans in accordance with the standard of care applicable to a prudent, professional custodian for hire acting in the jurisdiction where the services are provided.

SECTION 9.  COMPENSATION AND EXPENSES OF TRUSTEE.

Company shall pay all administrative and Trustee’s fees and expenses.  If not so paid, the fees and expenses shall be paid from the Trust.

SECTION 10.  RESIGNATION AND REMOVAL OF TRUSTEE.

(a)  Trustee may resign at any time by written notice to Company, which shall be effective 60 (sixty) days after receipt of such notice unless Company and Trustee agree otherwise.

(b)  Trustee may be removed by Company at any time by written notice to Trustee, which shall be effective 60 (sixty) days after receipt of such notice or upon shorter notice accepted by Trustee.

(c)  Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee.  The resigning or removed Trustee is authorized, however, to reserve such amount as may be necessary for the payment of its fees and expenses incurred prior to resignation or removal; provided that, where practicable, advance notice of such reservation is provided to Company.  The transfer shall be completed as soon as reasonably practicable after receipt of notice of resignation, removal or transfer, unless Company and Trustee agree otherwise.

(d)  If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.  APPOINTMENT OF SUCCESSOR.

(a)  If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b)  The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof.  The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12.  AMENDMENT OR TERMINATION.

(a)  This Trust Agreement may be amended by a written instrument executed by Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s), as certified to in writing by Company (upon which certification Trustee may conclusively rely), or shall make the Trust revocable.

(b)  The Trust shall not terminate until the date on which there are no longer any assets held in the Trust or Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s), as certified to in writing by Company (upon which certification Trustee may conclusively rely).  Upon termination of the trust any assets remaining in the Trust shall be returned to Company.

SECTION 13.  MISCELLANEOUS.

(a)  Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)  Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)  This Trust Agreement shall be governed by and construed in accordance with the laws of Illinois.

(d)  For purposes of this Trust, Change of Control shall mean a Change in Control as defined in the Alexandria Holdings Corp. 2015 Omnibus Incentive Plan (as amended from time to time).  Company shall immediately notify Trustee in writing of any Change of Control.  Trustee may conclusively rely upon such notice and shall have no duty to determine whether a Change of Control has occurred.

(e)  Any action required to be taken by Company shall be by resolution of its board of directors or by written direction of one or more of its president, any vice president or treasurer or by such other person or persons as shall be authorized by one or more of such officers or by resolution of its board of directors, which resolution shall be filed with the Trustee.  The Trustee may take or omit to take any action in accordance with a written direction or instruction that the Trustee believes in good faith is from such an officer of the Company or Subsidiary or other authorized person, or in reliance upon a certified copy of a resolution of the board of directors which the Trustee believes to be genuine.

(f)  In making payments to service providers pursuant to authorized directions, the Company acknowledges that the Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

(g)  This Agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and assigns.

SECTION 14.  EFFECTIVE DATE.

The effective date of this Trust Agreement shall be August 31, 2016.

IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust Agreement effective as of the date set forth above.

ACUSHNET COMPANY

	By:	/S/ Dennis D. Doherty

	Name:	Dennis D. Doherty

	Title:	EVP-CHRO

Attest:
/S/ Lynne A. Kaeterle

(CORPORATE SEAL)

The undersigned, Roland A. Giroux, does hereby certify that he/she is the duly elected, qualified and acting Assistant Secretary of Acushnet Company (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Trust Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Roland A. Giroux
Assistant Secretary
Acushnet Company

THE NORTHERN TRUST COMPANY

	By:	/s/ Bernard C. Walsh

	Name:	Bernard C. Walsh

	Title:	Vice President

Attest:
/S/ Robert F. Draths Jr.

APPENDIX A

Acushnet Company Supplemental Retirement Plan